
                                                                                                 EXHIBIT 11
                                                          FIFTH THIRD BANCORP
                                            COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                                                     ($000's except per share data)
                                                              1995      1994      1993      1992      1991
                                                             ------    ------    ------    ------    ------
Net Income                                                 $ 287,685   244,459   206,235   172,021   142,954
                                                            ========  ========  ========  ========  ========
Net income per common share - assuming no dilution:
   Weighted average number of shares outstanding (a)          98,879    96,580    93,973    93,494    92,846
                                                            ========  ========  ========  ========  ========
   Per share (net income divided by the weighted average
     number of shares outstanding)                         $    2.91      2.53      2.19      1.84      1.54
                                                            ========  ========  ========  ========  ========
Net income per common and common equivalent share:
   Net income                                              $ 287,685   244,459   206,235   172,021   142,954
   Add - Interest on 4 1/4% convertible subordinated notes
     due 1998, net of applicable income taxes                  4,257     4,332     4,393       546        --
                                                            --------  --------  --------  --------  --------
   Adjusted net income                                     $ 291,942   248,791   210,628   172,567   142,954
                                                            ========  ========  ========  ========  ========
   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes (a)                  102,642   100,388    98,007    94,623    93,455
                                                            ========  ========  ========  ========  ========
   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding)        $    2.84      2.48      2.15      1.82      1.53
                                                            ========  ========  ========  ========  ========
Net income per common share - assuming full dilution:
   Adjusted net income                                     $ 291,942   248,791   210,628   172,567   142,954
                                                            ========  ========  ========  ========  ========
   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes (a)                  103,106   100,386    98,007    94,782    93,791
                                                            ========  ========  ========  ========  ========
   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding)        $    2.83      2.48      2.15      1.82      1.52
                                                            ========  ========  ========  ========  ========

(a) Per share amounts and average shares outstanding reflect the three-for-two stock splits effected in the form of stock dividends paid January 12, 1996 and April 15, 1992.
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